March 3, 2023 Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549-7561 Dear Sirs/Madams: We have read Item 4.01 of HomeStreet Inc.'s Form 8-K dated March 3, 2023, and have the following comments: 1. We agree with the statements made in the first, second, third and fourth paragraphs of Item 4.01. 2. We have no basis on which to agree or disagree with the statements made in the fifth paragraph of Item 4.01. Yours truly, Deloitte & Touche LLP 1015 2nd Avenue Suite 500 Seattle, WA 98104 USA Tel: +1 206 716 7000 Fax: +1 206 965 7000